Exhibit 99.2
Press Release           Source: Community Bankers Trust Corporation (CBTC)
Community Bankers Trust Corporation Announces Quarterly Dividend
Monday, February 2, 2009, 1:00 p.m. E.T.
GLEN ALLEN, Va. — The board of directors of Community Bankers Trust Corporation (the “Company” or “CBTC”) (NYSE Alternext US: BTC), a bank holding company, announced today a quarterly dividend of $0.04 per common share outstanding. All shareholders of record as of February 12, 2009 will receive the dividend on February 25, 2009.
This is the third dividend for shareholders of Community Bankers Trust Corporation. Dividends of $0.04 per common share outstanding were paid on November 25, 2008 and August 29, 2008.
On Friday, January 30, 2009, CBTC announced that Bank of Essex (“BOE”), a wholly-owned, Virginia state-chartered banking subsidiary of the Company, entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”), as receiver for Suburban Federal Savings Bank, Crofton, Maryland (“SFSB”), providing for the assumption by BOE, effective 6:00 p.m. on Friday, January 30, 2009, of all deposit liabilities and the purchase of certain assets of SFSB. BOE assumed approximately $312 million in deposits, all of which are deemed to be core deposits. BOE received a discount on these deposits of $45 million. BOE purchased approximately $348 million in loans and other assets, and will be providing loan servicing to SFSB’s existing loan customers. BOE has entered into a loss share arrangement with the FDIC with respect to the assets purchased. All deposits have been fully assumed and all deposits maintain their current insurance coverage. The existing branches of SFSB opened Saturday morning as Essex Bank, a division of Bank of Essex. SFSB operated seven branches in the greater Baltimore/Washington, D.C. metro area: Crofton, Arnold, Rockville, Clinton, Landover Hills, Catonsville and Rosedale, Maryland.
George M. Longest, Jr., Chief Executive Officer of CBTC and BOE, said “We are pleased to announce today our third consecutive quarterly dividend. Given these economic times we are gratified to be able to continue paying our regular quarterly dividend, while maintaining one of the strongest balance sheets in the industry. We also welcome today the former customers of Suburban Federal Savings Bank as customers of Essex Bank, and look forward to meeting their banking needs.”
ABOUT COMMUNITY BANKERS TRUST CORPORATION
CBTC is a well-capitalized, single-bank holding company headquartered in the greater Richmond, Virginia market, with approximately $1.35 billion in assets, $1.12 billion in deposits, $800 million in loans, and $166 million in capital. It operates 13 full service banking facilities from Virginia’s Chesapeake Bay to the Shenandoah Valley under the Bank of Essex, Bank of Goochland, Bank of Powhatan, Bank of Louisa and Bank of Rockbridge brand names, four branches in the greater Atlanta, Georgia market under the Essex Bank brand name, and seven branches in the greater Baltimore/Washington, D.C. metro area under the Essex Bank brand name. Additional information is available on the Company’s website at www.cbtrustcorp.com. The shares of the Company are traded on the NYSE Alternext US under the symbol “BTC.”
FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Facts that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures in the banking industry that may increase significantly; changes in the interest rate environment may reduce margins and/or the volumes and values of loans made or held as well as the value of other financial assets held; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, deterioration in credit quality and/or a reduced demand for credit or other services; changes in the legislative or regulatory environment, including changes in accounting standards, may adversely affect our business; costs or difficulties related to the integration of the business and the businesses we have acquired may be greater than expected; expected cost savings associated with recently completed acquisitions may not be fully realized or realized within the expected time frame; our competitors may have greater financial resources and develop products that enable them to compete more successfully; changes in business conditions, changes in the securities market, and changes in our local economy with regards to our market area. We assume no obligation to update information contained in this release.
Contact:
Bruce E. Thomas
Senior Vice President/Chief Financial Officer
Community Bankers Trust Corporation
(804) 443-4343
Gary A. Simanson
Vice-Chairman, Chief Strategic Officer
Community Bankers Trust Corporation
(202) 431-0507